UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company Mark E. Schwarz C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On April 27, 2009, Hallmark Financial Services, Inc. issued the following press release:

RISKMETRICS GROUP RECOMMENDS SPECIALTY UNDERWRITERS’ ALLIANCE STOCKHOLDERS VOTE FOR
ROBERT M. FISHMAN, MARK E. PAPE AND C. GREGORY PETERS

Important support for the need for change at Specialty Underwriters’

FORT WORTH, Texas, April 27, 2009 (GLOBE NEWSWIRE) -- Hallmark Financial Services, Inc. (NASDAQ:HALL) announced today that RiskMetrics Group, the nation’s leading proxy advisory firm, has recommended that stockholders of Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) vote the GOLD proxy card to elect Robert M. Fishman, Mark E. Pape and C. Gregory Peters to the SUAI Board at the annual meeting of stockholders scheduled to take place on May 5, 2009.

The RiskMetrics report, published Friday, April 24, 2009 concludes that the presence of Robert M. Fishman, Mark E. Pape and C. Gregory Peters, the three dissident nominees, on the SUAI Board would likely prove beneficial to SUAI shareholder value. The report also notes that the long-term financial performance of SUAI and the dissidents’ relevant industry experience establish both the need for change and the dissidents’ ability to effect change.

In contrast to the assertions of SUAI, RiskMetrics points out that the dissident nominees are unaffiliated with Hallmark, and that Hallmark is not seeking control of the SUAI Board in connection with the solicitation.  The report notes that Hallmark seeks a minority of three out of seven board seats, and as such would not control the SUAI Board. Furthermore, if elected, each dissident nominee would owe fiduciary responsibilities to all shareholders, be subject to legal liability and place his reputation at risk.  Ultimately, any potential Hallmark or other proposal would require the approval of a majority of shareholders.

In response to the RiskMetrics report, Mr. Fishman stated: “We appreciate RiskMetrics’ support of C. Gregory Peters, Mark Pape and me for election to the Board of SUAI.  We believe the need for positive change at SUAI is clear, and support from RiskMetrics, the nation’s leading proxy advisory firm, is an important step in achieving this.”

The Nominees Recommended by RiskMetrics

C. Gregory Peters served as Senior Vice President, Equity Research at Raymond James and Associates from November 1999 through June 2007, where Mr. Peters was responsible for launching Raymond James' sell-side research practice for the insurance industry and served as its lead analyst for property and casualty companies.

Mark E. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc. from November 2005 through December 2007 and served on Affirmative's Board of Directors from July 2004 through November 2005. Mr. Pape also held positions at Torchmark Corporation and American Income Holding, Inc.

Robert M. Fishman served as Managing Director of Southwest Insurance Partners, Inc. in 2008 and, from November 2006 through May 2007, was the Chief Executive Officer and President of United America Indemnity Ltd. Mr. Fishman also held senior positions at ARAG NA and Zurich Financial Services.